PAUZE FUNDS
                 Amended and Restated February 28, 1997
                 Multiple Class Expense Allocation Plan
                     Adopted Pursuant to Rule 18f-3

    WHEREAS, Pauze Funds, an unincorporated association of the type commonly known as a business trust organized under the laws of the Commonwealth of Massachusetts (the "Trust"), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended the (the "Act"): and

    WHEREAS, The Trust is authorized to (i) issue shares of beneficial interest (the "Shares") in separate series, with the Shares of each such series representing the interests in a separate portfolio of securities and other assets, and (ii) divide the Shares within each such series into two or more classes; and

    WHEREAS, The Trust has established four classes of Shares designated as the No-Load, Class A, Class B and Class C Shares with respect to the Pauze U.S. Government Total Return Bond Fund ("Total Return Fund"), Pauze U.S. Government Intermediate Term Bond Fund ("Intermediate Fund"), and the Pauze U.S. Government Short Term Bond Fund ("Short Term Fund") and two classes of Shares designated as Class A and Class B with respect to the Pauze Tombstone Fund ("Tombstone Fund"); and

    WHEREAS, The Board of Trustees as a whole, and the Trustees who are not interested persons of the Trust (as defined in the Act) (the "Qualified Trustees"), having determined in the exercise of their reasonable business judgment that this Plan is in the best interest of each class of each Series and of the Trust as a whole, have accordingly approved this Plan.

    NOW, THEREFORE, the Trust hereby adopts this Plan in accordance with Rule 18f-3 under the Act, on the following terms and conditions:

    1. CLASS DIFFERENCES. Each class of shares of a Fund Series shall represent interests in the same portfolio investments of the Fund Series and shall be identical in all respects, except that each class shall differ with respect to: (i) Rule 12b-1 Plans adopted with respect to the class; (ii) distribution and related services and expenses as provided for in Sections 2 and 3 of the Plan; (iii) such differences relating to purchase minimums, eligible investors and exchange privileges as may be set forth in the prospectuses and statements of additional information of the Series, as the same may be amended or supplemented from time to time (the "Prospectuses" and "SAIs"); and (iv) the designation of each class of Shares.

    2. DIFFERENCES IN DISTRIBUTION AND RELATED SERVICES. The No-Load Class, Class A, Class B and Class C Shares of the Total Return Fund, Intermediate Fund and Short Term Fund shall differ in the manner in which such Shares are distributed and in the related services provided to shareholders of each such class as follows: (i) the No-Load Class shall be distributed at the net asset value of the Fund series; (ii) Class A shares shall be subject to a front end sales load; (iii) Class B shares shall be subject to a Contingent Deferred Sales Charge ("CDSC"); and (iv) Class C Shares shall be subject to an ongoing trail commission paid to the broker of record; all as set both forth from time to time in the Prospectus and SAI for each Class of shares. With respect to the Tombstone Fund the Class A Shares shall be subject to a front end sales load and the Class B Shares shall be subject to a CDSC as set forth from time to time in the Prospectus and SAI for each class.

    3. ALLOCATION OF EXPENSES.

       (a) Class Expenses. In addition to expenses associated with Rule 12b-1 Plans and other distribution items provided for above, expenses incurred in connection with any meeting of shareholders of a particular class, and litigation expenses incurred with respect to matters affecting only a particular class shall be allocated to that class.

       (b) Other Allocations. All other expenses of a Series shall be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Series. Notwithstanding the foregoing, the distributor or advisor of a Series may waive or reimburse the expenses of a specific class or classes to the extent permitted under Rule 18f-3 under the Act.

    4. TERMS AND TERMINATION.

       (a) Initial Series. This Plan shall become effective with respect to each Series as of the later of (i) the date on which a Registration Statement becomes effective under the Securities Act of 1933, as amended, or (ii) the date on which such class of the Series commences offering its Shares to the public, and shall continue in effect with respect to such class of Shares (subject to Section 4(c) hereof) until terminated in accordance with the provisions of Section 4(c).

       (b) Additional Series or Classes. This Plan shall become effective with respect to any class of a Series other than the Total Return, Intermediate Term or Short-Term Classes and with respect to each additional series or class thereof established by the Trust after the date hereof and made subject to this Plan upon commencement of the initial public offering thereof, provided that the Plan has previously been approved with respect to such additional series of class by votes of a majority of both (i) the Board of Trustees of the Trust and (ii) the Qualified Trustees shall continue in effect with respect to each such additional series or class (subject to Section 4(c) hereof) until terminated in accordance with the provisions of Section 4(c) hereof. An addendum hereto setting forth such specific and different terms of such additional series of classes shall be attached to this Plan.

       (c) Termination. This Plan may be terminated at any time with respect to the Trust or any Series or class thereof, as the case may be, by vote of a majority of both the Trustees of the Trust and the Qualified Trustees. The Plan may remain in effect with respect to a Series or class thereof even if it has been terminated in accordance with the Section 4(c) with respect to such Series or class or one or more other Series of the Trust.

    5. AMENDMENTS. Any material amendment to the Plan shall require the affirmative vote of a majority of both the Trustees of the Trust and the Qualified Trustees.